Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-153231) pertaining to the GT Solar International, Inc. 2008 Equity Incentive Plan and the Second Amended and Restated GT Solar International, Inc. 2006 Stock Option Plan of GT Solar International, Inc. of our report dated June 3, 2009, with respect to the consolidated financial statements of GT Solar International, Inc. included in this Annual Report (Form 10-K) for the year ended March 28, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 3, 2009